EXHIBIT 5.1

                    [LETTERHEAD OF MILES & STOCKBRIDGE P.C.]

                                                              September 25, 1998

Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, Connecticut 06830

Ladies and Gentlemen:

          In connection with the registration under the Securities Act of 1933 (the "Act") of 250,000 shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of Urstadt Biddle Properties Inc., a Maryland corporation (the "Company"), on its Registration Statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Class A Common Stock to be offered by the Company has been duly and validly authorized and, when issued under the circumstances contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

                                                    Very truly yours,

                                                    MILES & STOCKBRIDGE P.C.

                                                    By:  /s/  J.W. Thompson Webb
                                                         -----------------------
                                                         Principal